UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Ophthotech Corporation
(Name of Registrant as Specified In Its Charter)
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OPHTHOTECH CORPORATION
One Penn Plaza, 35th Floor
New York, NY 10119

SUPPLEMENT TO NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND
DEFINITIVE PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, MAY 23, 2018

On May 14, 2018, Ophthotech Corporation (the “Company”) filed a Current Report on Form 8-K disclosing that on May 12, 2018, the Company entered into a letter agreement (the “Guyer Letter Agreement”) with David R. Guyer, M.D., the Company’s Executive Chairman. The Guyer Letter Agreement amends Dr. Guyer’s existing employment letter agreement, dated as of April 26, 2013 and previously amended as of February 26, 2015 and April 24, 2017, with the Company.

The Guyer Letter Agreement amends and restates provisions of Dr. Guyer’s existing employment letter agreement with the Company relating to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). Previously, to the extent that any payment, benefit, or distribution (or combination thereof) by the Company or any of its affiliates to or for the benefit of Dr. Guyer pursuant to his employment letter agreement with the Company or any other agreement, plan or arrangement would be subject to the excise tax imposed by Section 4999 of the Code, Dr. Guyer was entitled to receive an amount (an “Excise Tax Gross-up”) that, after payment of all applicable taxes by Dr. Guyer, was equal to the excise tax and any other applicable interest or penalties that Dr. Guyer may owe in connection with such excise tax. The Guyer Letter Agreement eliminates the Excise Tax Gross-up and instead provides that, to the extent any such proposed payments, benefits or distributions would be subject to the excise tax imposed by Section 4999 of the Code, Dr. Guyer will receive either (i) the full amount of such proposed payments, benefits or distributions or (ii) a reduced amount intended to avoid the application of Sections 280G and 4999 of the Code, whichever provides Dr. Guyer with the highest amount on an after-tax basis.

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Set forth below are the names and certain biographical information about each member of our board of directors as of April 16, 2018, included herein to disclose additional information regarding service on other boards of directors by Dr. Guyer and Dr. Michael J. Ross. Based on the staggered terms of the three classes of our board of directors, neither of the classes of directors in which Dr. Guyer and Dr. Ross serves is up for re-election at the 2018 annual meeting of stockholders.

David R. Guyer, M.D. is a co-founder of our company and beginning in July 2017, serves as our Executive Chairman. Dr Guyer has served as Chairman of our board of directors since our inception in January 2007, and previously served as our Chief Executive Officer from April 2013 through June 2017. Prior thereto, Dr. Guyer served as a Partner at SV Life Sciences Advisers, LLC, a venture capital firm, from 2009 to 2013, and as a Venture Partner at SV Life Sciences from 2006 to 2009. In April 2013, Dr. Guyer resumed his role as Venture Partner at SV Life Sciences. He currently serves on the board of directors of Thrombogenics NV, and served from 2014 to 2017 on the board of directors of Applied Genetic Technologies Corporation, both of which are publicly traded biotechnology companies. Dr. Guyer co-founded Eyetech Pharmaceuticals Inc. and served as its Chief Executive Officer and as a member of its board of directors from 2000 until it was acquired by OSI Pharmaceuticals, Inc. in November 2005. Prior to co-founding Eyetech Pharmaceuticals, Dr. Guyer was a Professor and served as Chairman of the Department of Ophthalmology at New York University School of Medicine. Dr. Guyer received a B.S. from Yale College and an M.D. from Johns Hopkins Medical School. Dr. Guyer completed his ophthalmology residency at Wilmer Ophthalmological Institute, Johns Hopkins Hospital and a retinal fellowship at the Massachusetts Eye and Ear Infirmary at Harvard Medical School. We believe that Dr. Guyer is qualified to serve on our board of directors because of his extensive executive leadership experience, his extensive experience in ophthalmology, his extensive experience in the life sciences industry as an entrepreneur and venture capital investor, and his service on our board of directors and the board of directors of other life sciences companies.
Glenn P. Sblendorio assumed the position of Chief Executive Officer in July 2017, in addition to his role as President, and has served as a member of our board of directors since May 2017. Mr. Sblendorio has served as our President since January 2017 and previously served as our Executive Vice President and Chief Operating Officer from April 2016 to January 2017. In addition, he served as our Chief Financial Officer and Treasurer from April 2016 until April 2017. Mr. Sblendorio previously served as a member of our board of directors from July 2013 through March 2016. Prior to joining us, Mr. Sblendorio served as the President and Chief Financial Officer of The Medicines Company, a publicly traded medical solutions company, from March 2006 until December 2015. Mr. Sblendorio served as Executive Vice President and Chief Financial Officer of Eyetech Pharmaceuticals, Inc. from February 2002 until it was acquired by OSI Pharmaceuticals, Inc. in November 2005. From July 2000 to February 2002, Mr. Sblendorio served as Senior Vice President of Business Development at The Medicines Company. Mr. Sblendorio currently serves as a member of the board of directors of Intercept Pharmaceuticals, Inc. and Amicus Therapeutics Inc., both of which are publicly traded biopharmaceutical companies, and previously served on the board of directors of The Medicines Company. Mr. Sblendorio received a B.B.A. from Pace University and an M.B.A. from Fairleigh Dickinson University. We believe that Mr. Sblendorio is qualified to serve on our board of directors because of his extensive executive leadership experience, knowledge of the life sciences industry and service on the board of directors of other life sciences companies.
Axel Bolte has served as a member of our board of directors since August 2007. From March 2003 through January 2017, Mr. Bolte served as investment advisor to HBM Partners AG, a provider of investment advisory services in the life sciences industry. Since February 2017, Mr. Bolte has served as a venture partner to HBM Partners AG. In February 2017, Mr. Bolte also began serving as President and Chief Executive Officer of Inozyme Pharma Inc., a private biotechnology company, and as a Managing Member of Healthcare Advisors GmbH, a private healthcare advisory company. Mr. Bolte currently serves on the boards of directors of Nabriva Therapeutics AG and Allena Pharmaceuticals, Inc., and previously served on the board of directors of PTC Therapeutics, Inc., all of which are publicly traded biotechnology or pharmaceutical companies. Mr. Bolte received a degree in Biochemistry from the Swiss Federal Institute of Technology, Zurich, Switzerland and an M.B.A. from the University of St. Gallen, Switzerland. We believe that Mr. Bolte is qualified to serve on our board of directors because of his many years of service as one of our directors, his extensive experience as a venture capital investor in the life sciences industry and his service on the board of directors of other life sciences companies.
Thomas Dyrberg, M.D., D.M.Sc. has served as a member of our board of directors since August 2007. In December 2000, Dr. Dyrberg joined Novo A/S, a limited liability company wholly-owned by the Novo Nordisk Foundation that is responsible for managing the Foundation’s assets, where he served as Chief Executive Officer until 2015. Dr. Dyrberg has served as a Managing Partner of Novo Ventures since 2015. In 1990, Dr. Dyrberg joined Novo Nordisk A/S, initially working in Health Care Discovery. From 1996 to 2000, he served as an International Clinical Project Manager at Novo Nordisk A/S. Dr. Dyrberg previously served on the board of directors of Veloxis A/S, a publicly traded specialty pharmaceutical company. Dr. Dyrberg received a D.M.Sc. and an M.D. from the University of Copenhagen. Dr. Dyrberg has held research positions at the Hagedorn Research Institute in Denmark, and at the Scripps Research Institute in California. We believe that Dr. Dyrberg is qualified to serve on our board of directors because of his many years of industry experience, his extensive experience as a venture capital investor in the life sciences industry and his service on the board of directors of other life sciences companies.
Jane Pritchett Henderson was elected to our board of directors in January 2018. Ms. Henderson has served as Chief Financial Officer and Senior Vice President of Corporate Development at Voyager Therapeutics, Inc., a publicly-traded clinical-stage gene therapy company, since January 2017. From 2013 to 2016, Ms. Henderson served as Senior Vice President, Chief Financial and Business Officer of Kolltan Pharmaceuticals, Inc., which was a privately held pharmaceutical company, and from 2010 to 2012, Ms. Henderson served as Vice President, Business Development of ISTA Pharmaceuticals, Inc, a publicly-traded specialty pharmaceutical company, until its acquisition by Bausch & Lomb Incorporated. Previously, Ms. Henderson served as Chief Financial Officer and Head of Business Development at Axerion Therapeutics, Inc., and Chief Financial Officer and Chief Business Officer of Panacos Pharmaceuticals, Inc, both privately held biotechnology companies. In addition to her industry experience, Ms. Henderson was managing director and held other senior roles at HSBC Holdings plc, Canadian Imperial Bank of Commerce, Lehman Brothers and Salomon Brothers. Ms. Henderson currently serves on the board of directors of Eleven Biotherapeutics, Inc., a publicly traded biotechnology company. Ms. Henderson received a B.S. in psychology from Duke University. We believe that Ms. Henderson is qualified to serve on our board of directors because of her extensive leadership experience in the life sciences industry and in health care investment banking.
David E. Redlick has served as a member of our board of directors since January 2016 and was named our Independent Lead Director in February 2017. Mr. Redlick has served as a special advisor at Leerink Partners LLC, an investment bank focused on the healthcare industry, since January 2015. Previously, Mr. Redlick worked at Wilmer Cutler Pickering Hale and Dorr LLP, an international law firm, for over 40 years, serving as a Partner in the Corporate Practice Group until December 2014, and as Senior Counsel from January 2015 to December 2015. During his career at WilmerHale, Mr. Redlick also served as the co-chair of the Life Sciences Group, the co-chair of the Corporate Department and a member of the firm’s Executive Committee. Mr. Redlick received a B.A. from the University of Wisconsin and a J.D. from Harvard

Law School. We believe that Mr. Redlick is qualified to serve on our board of directors because of his extensive leadership experience and experience advising life sciences companies.
Michael J. Ross, Ph.D. has served as a member of our board of directors since May 2013. Dr. Ross has served as a Managing Partner at SV Life Sciences, a venture capital firm, since 2002. Dr. Ross served as a Managing Partner at Didyma, LLC, a biotechnology management consulting firm, from 1999 to 2002. Previously, Dr. Ross served as the Chief Executive Officer of CyThera, Inc., Carta Proteomics Inc., MetaXen LLC and Arris Pharmaceutical Corporation. Earlier in his career, Dr. Ross was employed at Genentech, serving in several roles, including Vice President of Development and later Vice President of Medicinal and Biomolecular Chemistry. Dr. Ross serves on the board of directors of Catabasis Pharmaceuticals, Inc., Arsanis, Inc., and Deciphera Pharmaceuticals, Inc., all of which are publicly traded biotechnology or pharmaceutical companies, and the board of overseers of the Thayer School of Engineering at Dartmouth College. Dr. Ross received an A.B. from Dartmouth College, a Ph.D. in chemistry from the California Institute of Technology and completed post doctorate training in molecular biology at Harvard University. We believe that Dr. Ross is qualified to serve on our board of directors because of his extensive executive leadership experience and knowledge of the life sciences industry and his service on the board of directors of other life sciences companies.